Exhibit 99.1
NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 9, 2021
Contact:	Randall P. Burton, II
Vice President and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS
FIRST QUARTER EARNINGS

ROANOKE, Va. (February 9, 2021)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,723,263 or $0.58 per diluted share for the quarter ended December 31, 2020. This compares to consolidated earnings of $4,006,936 or $0.49 per diluted share for the quarter ended December 31, 2019. CEO Paul Nester stated, “We experienced solid earnings growth from improved utility margins associated with infrastructure replacement programs and customer growth as well as lower operating expenses.”

Earnings for the twelve months ending December 31, 2020 were $11,280,861 or $1.38 per diluted share compared to $10,271,186 or $1.27 per diluted share for the twelve months ended December 31, 2019. Nester attributed the increase in trailing twelve-month net income to improved utility margins associated with infrastructure replacement programs, customer growth, and non-cash equity earnings.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2020 is not indicative of the results to be expected for the fiscal year ending September 30, 2021 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Operating revenues	$19,517,017	$19,785,453	$62,806,955	$66,595,231
Operating expenses	13,935,630	14,703,474	49,789,365	53,182,010
Operating income	5,581,387	5,081,979	13,017,590	13,413,221
Equity in earnings of unconsolidated affiliate	1,356,683	1,094,086	5,077,471	3,551,385
Other income, net	330,026	157,643	808,679	383,639
Interest expense	1,019,829	1,085,185	4,033,802	3,886,954
Income before income taxes	6,248,267	5,248,523	14,869,938	13,461,291
Income tax expense	1,525,004	1,241,587	3,589,077	3,190,105
Net income	$4,723,263	$4,006,936	$11,280,861	$10,271,186
Net earnings per share of common stock:
Basic	$0.58	$0.50	$1.38	$1.27
Diluted	$0.58	$0.49	$1.38	$1.27
Cash dividends per common share	$0.185	$0.175	$0.710	$0.670
Weighted average number of common shares outstanding:
Basic	8,167,793	8,081,837	8,147,544	8,059,170
Diluted	8,182,183	8,113,785	8,164,072	8,094,616
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2020	2019
Current assets	$20,903,352	$21,239,364
Utility plant, net	201,784,393	185,391,008
Other assets	71,666,584	61,552,241
Total Assets	$294,354,329	$268,182,613
Liabilities and Stockholders’ Equity
Current liabilities	$22,526,868	$17,503,920
Long-term debt, net	126,141,704	113,772,779
Deferred credits and other liabilities	53,136,216	50,546,779
Total Liabilities	201,804,788	181,823,478
Stockholders’ Equity	92,549,541	86,359,135
Total Liabilities and Stockholders’ Equity	$294,354,329	$268,182,613